`     Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

For Immediate Release

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

•Full year net income of $3.6 billion, adjusted EBITDA(1) of $6.2 billion
•Cash from operations of $3.9 billion, free cash flow(1) of $2.6 billion
•Retired $550 million of long-term debt and returned $1.9 billion to shareholders through share repurchases and dividends in 2022
•Accelerated share repurchase of $300 million and special dividend of $0.25 per share in the first quarter of 2023
TAMPA, FL, February 22, 2023 - The Mosaic Company (NYSE: MOS) today reported net income of $3.6 billion and diluted earnings per share (EPS) of $10.06 for full year 2022. Adjusted EBITDA(1) for the year was $6.2 billion and adjusted diluted EPS(1) was $11.01.
The company also reported fourth quarter net income of $523 million and diluted EPS of $1.52. Adjusted EBITDA(1) totaled $1.05 billion for the quarter and adjusted diluted EPS(1) was $1.74.
“Mosaic delivered record results in 2022, and we expect favorable agricultural markets to continue in 2023,” said Joc O’Rourke, President and CEO. “Despite significant volatility through the year, our business was able to deliver strong free cash flow and return significant capital to shareholders, while also reinvesting in the business. Mosaic is well positioned to continue delivering strong results in 2023, thanks to our low cost potash operations, our portfolio of value-added phosphate products, and our leading footprint in Brazil, the world's fastest-growing major agricultural market."

Highlights:
•Full year revenues were up 55 percent year-over-year to $19.1 billion, as stronger pricing more than offset lower volumes. The gross margin rate in 2022 was 30 percent, up from 26 percent in 2021.
•Net Income in 2022 totaled $3.6 billion, up 120 percent from 2021. Adjusted EBITDA(1) in 2022 totaled $6.2 billion, up 73 percent from 2021. Cash from operating activities totaled $3.9 billion and Free Cash Flow(1) totaled $2.6 billion.
•Potash operating earnings were $2.8 billion in 2022, up from $837 million in the prior year. Adjusted EBITDA(1) totaled $3.1 billion in 2022, up from $1.3 billion last year. Esterhazy's K3 mine reached its targeted initial annual run-rate of 5.5 million tonnes in the first half of 2022, and output was expanded further with the addition of an eleventh miner, which entered service in the fourth quarter. The decision to stop production at the Colonsay mine in the fourth quarter because of market conditions is expected to be temporary, and a restart is expected in the first half of 2023.
*Free cash flow is defined as cash from operations minus total capital expenditures and adjusted for working capital financing.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphate operating earnings were $1.3 billion in 2022, compared to $1.2 billion in 2021. Adjusted EBITDA(1) totaled $2.2 billion in 2022, up from $1.7 billion the prior year. The segment benefited from higher prices more than offsetting lower production and sales volumes, which were impacted by Hurricane Ian, unplanned operational outages, and a slower-than-expected recovery in demand in the second half of the year. Production returned to normal operating rates in February of 2023. MicroEssentials sales volumes totaled 2.8 million tonnes in 2022, with gross margins averaging $33 per tonne higher than commodity fertilizer sales. Performance products now account for 43% of total phosphate segment volumes.
•Mosaic Fertilizantes operating earnings were $910 million in 2022, up from $745 million in 2021. Adjusted EBITDA(1) totaled $1.0 billion in 2022, up from $821 million last year. Mosaic Fertilizantes saw market share for its distribution business grow to approximately 18% in 2022, from 16% in the prior year, and is now Brazil's largest distributor of fertilizer. When combined with direct sales from the production business, total sales volumes accounted for 23% of all fertilizer sales in Brazil.
2023 Capital Allocation Strategy
Mosaic remains committed to a disciplined capital allocation strategy.
•Mosaic anticipates returning virtually all of 2023 generated free cash flow to shareholders through a combination of regular common dividends, special dividends, and share repurchases(2).
•Mosaic expects to initiate an accelerated share repurchase (ASR) of $300 million in first quarter of 2023. Following execution of the ASR, Mosaic will have repurchased shares worth more than $2.5 billion since the third quarter of 2021. As of February 17, shares outstanding totaled 336.5 million shares.
•Mosaic has a regular common dividend target of $0.80 per share(2).
•In an effort to further reward long-term shareholders, Mosaic's Board of Directors has approved a special dividend of $0.25 per share to be distributed on March 30, 2023, to shareholders of record on March 15, 2023.
•Consistent with the maintenance of a balance sheet reflective of investment grade metrics, Mosaic retired $550 million of long-term debt in November 2022 and met its previously established goal of reducing long-term debt by $1 billion.
•Management of assets remains a key focus. Mosaic divested Streamsong Resort in January of 2023 for gross proceeds of $160 million.
•Mosaic will continue to evaluate its capital expenditure budget in 2023. Capex is expected to total $1.3-1.4 billion, with a portion of the spend being directed to projects that we expect will improve operational performance in the phosphates segment. Mosaic is also pursuing high-returning projects. Examples include an expansion of MicroEssentials capacity at our Riverview facility, construction of the new Palmeirante blending and distribution facility in Brazil, construction of a purified phosphoric acid test plant in North America, and extending production from the Taquari potash mine in Brazil. On average, these projects are expected to generate an after tax, internal rate of return of approximately 50%.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2)The declarations and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on several factors, including the Company's financial performance and available cash resources.

Segment Analysis

Potash	Q4 2022	Q4 2021	2022	2021
Sales Volumes - million tonnes*	1.9	2.1	8.1	8.2
MOP Selling Price(3)	$581	$414	$632	$285
Gross Margin (GAAP) per tonne	$289	$224	$351	$129
Adjusted Gross Margin (non-GAAP) per tonne(1)	$289	$224	$351	$134
Operating Earnings - millions	$497	$443	$2,768	$837
Segment Adjusted EBITDA(1) - millions	$597	$517	$3,117	$1,286
*Tonnes = finished product tonnes
(3)Average per tonne MOP selling price (fob mine)
The Potash segment reported net sales of $5.2 billion in 2022, up from $2.6 billion in 2021, reflecting the benefit of higher prices. MOP cash costs of production, excluding brine management costs, averaged $78 per tonne, up from $67 in 2021, primarily driven by higher price-related royalties, natural gas prices, other inflationary pressures, and market-related shutdowns during the year. Gross margin per tonne was $351, up from $129 last year, and adjusted gross margin per tonne(1) rose year over year from $134 to $351.
At Esterhazy, 11 miners are now in operation, a twelfth miner is currently being commissioned, and the final thirteenth miner is expected to enter service in the second half of 2023. Upon completion, these three additional miners will add one million tonnes of annual capacity. At Colonsay, production was temporarily halted in December but is expected to restart in the first half of 2023.
Sales volumes in the first quarter are expected to be 1.8-2.0 million tonnes with realized mine-gate MOP prices in the range of $425-$475 per tonne.

Phosphate	Q4 2022	Q4 2021	2022	2021
Sales Volumes - million tonnes*	1.6	1.8	6.6	7.7
DAP Selling Price(4)	$722	$676	$804	$564
Gross Margin (GAAP) per tonne	$148	$254	$268	$170
Adjusted Gross Margin (non-GAAP) per tonne(1)	$167	$259	$274	$173
Operating Earnings (Loss) - millions	$145	$418	$1,347	$1,180
Segment Adjusted EBITDA(1) - millions	$348	$571	$2,219	$1,729
*Tonnes = finished product tonnes
(4)Average DAP Selling Price (fob plant)

Net sales in the Phosphate segment increased to $6.2 billion in 2022, up from $4.9 billion in 2021. Sales volumes decreased from 7.7 million tonnes in 2021 to 6.6 million tonnes, reflecting the impact of Hurricane Ian as well as other unplanned operational outages. This decrease was more than offset by the rise in average realized selling prices to $913 per tonne, up from $618 in 2021. Gross margin per tonne was $268 in 2022, compared to $170 in 2021, and adjusted gross margin per tonne(1) increased to $274 in 2022 from $173 in the prior year.
Mosaic continues to benefit from access to internally produced and attractively priced external ammonia. Realized ammonia costs in 2022 averaged $603 per tonne, compared with the market average of $1,167 per tonne in 2022, and we expect similar benefits in 2023.
Sales volumes in the first quarter are expected to be 1.7-1.9 million tonnes with DAP prices on an FOB basis averaging $625-$675 per tonne. Stripping margins are expected to be in line with the fourth quarter as lower raw material costs offset the decline in realized prices.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes	Q4 2022	Q4 2021	2022	2021
Sales Volumes - million tonnes*	2.5	2.3	9.4	10.1
Finished Product Selling Price	$773	$654	$878	$504
Gross Margin (GAAP) per tonne	$11	$95	$111	$83
Adjusted Gross Margin per tonne(1)	$12	$85	$111	$81
Operating Earnings - millions	$(20)	$195	$910	$745
Segment Adjusted EBITDA(1) - millions	$29	$197	$1,049	$821
*Tonnes = finished product tonnes
Mosaic Fertilizantes reported net sales of $8.3 billion in 2022, up from $5.1 billion in the prior year, reflecting higher prices, offset by lower volumes. These factors led to significant improvements in gross margin per tonne, which averaged $111 in 2022, up from $83 in 2021, and offset the impact of inflationary cost pressures. Despite lower volumes, Mosaic Fertilizantes saw market share for its distribution business grow from 16% to approximately 18% during the year.
Other
Full-year selling, general and administrative expenses were $498.0 million in 2022 versus $430.5 million in 2021, primarily driven by additional spend related to our Global Digital Acceleration effort.
Mosaic recognized strong earnings from equity investments of $196.0 million, reflecting contribution from the company’s share of the MWSPC joint venture in Saudi Arabia. Mosaic received a $25 million dividend distribution from MWSPC in February 2023.
The reported effective tax rate for 2022 was 26.4 percent, and 25.8 percent excluding discrete items. Discrete items included true-up of estimates primarily related to our U.S. tax return and restricted stock units vested during the year above the grant price. The effective rate, excluding discrete items, was driven by the mix of earnings across jurisdictions, tax costs related to repatriation of earnings to the U.S. and benefits related to non-U.S. tax incentives. Cash taxes paid in 2022 were $1.1 billion.

In 2022, net cash provided by operating activities was $3.9 billion and capital expenditures were $1.2 billion.
2023 Market Outlook
Strong agricultural commodity pricing trends are expected to drive a recovery in demand for fertilizers in 2023. Global demand for grain and oilseeds remain high while stock-to-use ratios are at the lowest point in more than 25 years. Food security concerns, rising biofuel consumption, and crop production headwinds suggest elevated crop prices will persist through 2023 and likely beyond. As a result, strong global fertilizer demand is expected in 2023 as growers seek to maximize yields.
Grower profitability has improved significantly as input costs have eased while ag commodity prices have held at elevated levels, and farmer economics in most global growing regions are constructive. Channel inventories for phosphates and potash in North America, Brazil, India, and other key growing regions have been drawn down, but nutrient price volatility has delayed replenishment of these channels. As grower demand ramps up ahead of the Northern Hemisphere’s spring planting season, wholesalers and retailers are expected to return to the market to meet farmer demand.
Global phosphate supply remains constrained. China's domestic phosphate industry is undergoing significant change as production is diverted from export markets toward domestic industrial and agricultural uses, a secular trend that is expected to continue.
In potash, price weakness persisted through the winter as a result of aggressive marketing of small volumes from producers in Russia and Belarus seeking to recover market share lost in 2022. However, global supplies remain constrained and are unlikely to be sufficient to allow a return to trend demand and could struggle to satisfy the pent up demand expected in 2023.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

2023 Modeling Assumptions
The Company provides the following modeling assumptions for the full year 2023:

Modeling Assumptions	Full Year 2023
Total Capital Expenditures	$1.3 - 1.4 billion
Depreciation, Depletion & Amortization	$830 - $850 million
Selling, General, and Administrative Expense	$475 - $500 million
Net Interest Expense	$170 - $180 million
Effective tax rate	Mid 20’s %
Cash tax rate	Low 20's %
Sensitivities Table Using 2022 Cost Structure
The Company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.

Sensitivity	Full year adj. EBITDA impact(1)	2022 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $60 million (5)	$632
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $90 million	$804
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.16
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, February 23, 2023, at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2022 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending common dividends, special dividends, share repurchases, future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The declarations and payment of future dividends and special dividends remain at the discretion of the Board of Directors.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, non-GAAP adjusted EBITDA, and free cash flow, referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Free Cash Flow is defined as net cash provided by operating activities less capital expenditures and adjusted for changes in working capital financing. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended March 31, 2021 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

For the three months ended December 31, 2022, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$75	$(18)	$0.16
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	$14	$(4)	$0.03
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(11)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(1)	—	—
Fixed asset write-off	Phosphate	Other operating income (expense)	(6)	2	(0.01)
ARO Adjustment	Potash	Other operating income (expense)	3	(1)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(9)	(0.03)
Realized gain (loss) on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(20)	5	(0.04)
Environmental reserve	Phosphates	Other operating income (expense)	(44)	11	(0.09)
Hurricane Ian idle costs	Phosphates	Cost of goods sold	(30)	8	(0.07)
Insurance proceeds	Phosphates	Other operating income (expense)	5	(1)	0.01
Pension plan termination settlement	Consolidated	Other non-operating income (expense)	(42)	10	(0.09)
Environmental reserve	Potash	Other operating income (expense)	(28)	7	(0.06)
Lease termination and severance	Corporate and Other	Other operating income (expense)	(4)	1	(0.01)
Total Notable Items			$(89)	$14	$(0.22)

For the three months ended December 31, 2021, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.19:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(44)	$11	$(0.09)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(18)	5	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(9)	3	(0.02)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	5	(2)	0.01
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(2)	1	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(26)	(0.06)
ARO Adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	23	(6)	0.04
Hurricane Ida recovery	Phosphates	Cost of goods sold/Other income (expense)	(9)	2	(0.02)
ARO Adjustment	Potash	Other operating income (expense)	(4)	1	(0.01)
Total Notable Items			$(63)	$(10)	$(0.19)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Net sales	$4,481.3	$3,841.0	$19,125.2	$12,357.4
Cost of goods sold	3,512.9	2,692.4	13,369.4	9,157.1
Gross margin	968.4	1,148.6	5,755.8	3,200.3
Selling, general and administrative expenses	132.9	123.5	498.0	430.5
Impairment, restructuring and other expenses	—	—	—	158.1
Other operating expenses	134.9	55.4	472.5	143.2
Operating earnings	700.6	969.7	4,785.3	2,468.5
Interest expense, net	(33.8)	(39.0)	(137.8)	(169.1)
Foreign currency transaction gain (loss)	75.1	(43.7)	97.5	(78.5)
Other (expense) income	(64.7)	(1.1)	(102.5)	3.9
Earnings from consolidated companies before income taxes	677.2	885.9	4,642.5	2,224.8
Provision for (benefit from) income taxes	206.0	245.5	1,224.3	597.7
Earnings from consolidated companies	471.2	640.4	3,418.2	1,627.1
Equity in net earnings (loss) of nonconsolidated companies	57.3	21.0	196.0	7.8
Net earnings including noncontrolling interests	528.5	661.4	3,614.2	1,634.9
Less: Net earnings (loss) attributable to noncontrolling interests	5.3	(3.4)	31.4	4.3
Net earnings attributable to Mosaic	$523.2	$664.8	$3,582.8	$1,630.6
Diluted net earnings per share attributable to Mosaic	$1.52	$1.76	$10.06	$4.27
Diluted weighted average number of shares outstanding	343.8	377.5	356.0	381.6

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$735.4	$769.5
Receivables, net	1,699.9	1,531.9
Inventories	3,543.1	2,741.4
Other current assets	578.2	282.5
Total current assets	6,556.6	5,325.3
Property, plant and equipment, net	12,678.7	12,475.3
Investments in nonconsolidated companies	885.9	691.8
Goodwill	1,116.3	1,172.2
Deferred income taxes	752.3	997.1
Other assets	1,396.2	1,374.7
Total assets	$23,386.0	$22,036.4
Liabilities and Equity
Current liabilities:
Short-term debt	$224.9	$302.8
Current maturities of long-term debt	985.3	596.6
Structured accounts payable arrangements	751.2	743.7
Accounts payable	1,292.5	1,260.7
Accrued liabilities	2,279.9	1,883.6
Total current liabilities	5,533.8	4,787.4
Long-term debt, less current maturities	2,411.9	3,382.2
Deferred income taxes	1,010.1	1,016.2
Other noncurrent liabilities	2,236.0	2,102.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 391,964,464 shares issued and 339,071,423 shares outstanding as of December 31, 2022, 390,815,099 shares issued and 368,732,231 shares outstanding as of December 31, 2021	3.4	3.7
Capital in excess of par value	—	478.0
Retained earnings	14,203.4	12,014.2
Accumulated other comprehensive loss	(2,152.2)	(1,891.8)
Total Mosaic stockholders’ equity	12,054.6	10,604.1
Non-controlling interests	139.6	144.4
Total equity	12,194.2	10,748.5
Total liabilities and equity	$23,386.0	$22,036.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$955.7	$430.4	$3,935.8	$2,187.0
Cash Flows from Investing Activities:
Capital expenditures	(340.5)	(362.8)	(1,247.3)	(1,288.6)
Purchases of available-for-sale securities - restricted	(302.9)	(110.3)	(762.5)	(433.6)
Proceeds from sale of available-for-sale securities - restricted	298.4	106.9	743.0	410.1
Other	1.9	(25.5)	7.2	(10.2)
Net cash used in investing activities	(343.1)	(391.7)	(1,259.6)	(1,322.3)
Cash Flows from Financing Activities:
Payments of short-term debt	(1,602.6)	(701.6)	(1,761.2)	(726.6)
Proceeds from issuance of short-term debt	1,827.7	701.6	1,980.5	726.6
Payments from inventory financing arrangement	(200.5)	—	(1,651.5)	—
Proceeds from inventory financing arrangement	—	302.7	1,348.8	302.7
Payments of structured accounts payable arrangements	(332.5)	(352.7)	(1,476.6)	(1,028.4)
Proceeds from structured accounts payable arrangements	439.9	360.0	1,460.5	1,122.7
Payments of long-term debt	(565.8)	(13.6)	(610.3)	(608.3)
Collections of transferred receivables	1,068.5	134.7	2,352.1	445.0
Payments of transferred receivables	(1,069.7)	(101.1)	(2,433.2)	(363.9)
Repurchases of stock	(64.0)	(390.9)	(1,665.2)	(410.9)
Cash dividends paid	(51.1)	(27.8)	(197.7)	(103.7)
Dividends paid to non-controlling interest	(21.3)	(11.8)	(38.0)	(31.3)
Other	(1.6)	(2.9)	13.1	(6.0)
Net cash used in financing activities	(573.0)	(103.4)	(2,678.7)	(682.1)
Effect of exchange rate changes on cash	(8.0)	(7.7)	(29.7)	9.3
Net change in cash, cash equivalents and restricted cash	31.6	(72.4)	(32.2)	191.9
Cash, cash equivalents and restricted cash—beginning of year	722.5	858.7	786.3	594.4
Cash, cash equivalents and restricted cash—end of year	$754.1	$786.3	$754.1	$786.3

	Years ended December 31,
	2022	2021

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$735.4	$769.5
Restricted cash in other current assets	8.2	8.3
Restricted cash in other assets	10.5	8.5
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$754.1	$786.3

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Net earnings attributed to Mosaic	$523.2	$664.8	$3,582.8	$1,630.6
Basic weighted average number of shares outstanding	340.3	379.1	352.4	378.1
Dilutive impact of share-based awards	3.5	3.2	3.6	3.5
Diluted weighted average number of shares outstanding	343.8	382.3	356.0	381.6
Basic net earnings per share	$1.54	$1.75	$10.17	$4.31
Diluted net earnings per share	$1.52	$1.74	$10.06	$4.27

Notable items impact on earnings per share	$0.22	$0.19	$0.95	$0.77
Adjusted earnings per share	$1.74	$1.93	$11.01	$5.04

Free Cash Flow

Years ended December 31,
2022
Net cash provided by operating activities	$3,936
Capital expenditures	(1,247)
Working capital financing(a)	(95)
Free cash flow	$2,594

(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Year ended December 31,
2022
Consolidated net earnings attributable to Mosaic	$3,583
Less: Consolidated interest expense, net	(139)
Plus: Consolidated depreciation, depletion and amortization	933
Plus: Accretion expense	81
Plus: Share-based compensation expense	27
Plus: Consolidated provision for income taxes	1,224
Less: Equity in net earnings of nonconsolidated companies, net of dividends	196
Plus: Notable items not included above	425
Adjusted EBITDA	$6,216

	Three months ended December 31,		Years ended December 31,
Potash Earnings (in millions)	2022	2021	2022	2021
Operating Earnings	$497	$443	$2,768	$837
Plus: Depreciation, Depletion and Amortization	73	68	307	268
Plus: Accretion Expense	2	2	8	10
Plus: Foreign Exchange Gain (Loss)	6	3	(19)	8
Plus: Other Non Operating Income	—	—	—	—
Plus: Notable Items	19	1	53	163
Adjusted EBITDA	$597	$517	$3,117	$1,286

	Three months ended December 31,		Years ended December 31,
Phosphate Earnings (in millions)	2022	2021	2022	2021
Operating Earnings	$145	$418	$1,347	$1,180
Plus: Depreciation, Depletion and Amortization	111	115	485	429
Plus: Accretion Expense	15	13	55	48
Plus: Foreign Exchange Gain (Loss)	(4)	(11)	(8)	9
Plus: Other Non Operating Income (Expense)	(9)	—	(32)	8
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	5	(3)	32	6
Plus: Notable Items	95	33	404	61
Adjusted EBITDA	$348	$571	$2,219	$1,729

	Three months ended December 31,		Years ended December 31,
Mosaic Fertilizantes (in millions)	2022	2021	2022	2021
Operating Earnings	$(20)	$195	$910	$745
Plus: Depreciation, Depletion and Amortization	45	28	125	101
Plus: Accretion Expense	5	4	17	14
Plus: Foreign Exchange Gain (Loss)	38	(31)	8	(70)
Plus: Other Non Operating Income (Expense)	(1)	(1)	(4)	(6)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	—	(1)	(1)
Plus: Notable Items	(38)	2	(8)	36
Adjusted EBITDA	$29	$197	$1,049	$821

Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Years ended December 31,
Potash Earnings (in millions)	2022	2021	2022	2021
Gross Margin / tonne	$289	$224	$351	$129
Notable items in gross margin	—	—	—	5
Adjusted gross margin / tonne	$289	$224	$351	$134

	Three months ended December 31,		Years ended December 31,
Phosphates Earnings (in millions)	2022	2021	2022	2021
Gross Margin / tonne	$148	$254	$268	$170
Notable items in gross margin	19	5	6	3
Adjusted gross margin / tonne	$167	$259	$274	$173

	Three months ended December 31,		Years ended December 31,
Mosaic Fertilizantes Earnings (in millions)	2022	2021	2022	2021
Gross Margin / tonne	$11	$95	$111	$83
Notable items in gross margin	1	(10)	—	(2)
Adjusted gross margin / tonne	$12	$85	$111	$81